                                                                 EXHIBIT 2(a)

                           STOCK PURCHASE AGREEMENT
                           ------------------------


          THIS AGREEMENT made this 31st day of October, 1998, is by and among the Shareholders of THE MAHOPAC NATIONAL BANK, a national banking organization with its principal place of business located at 630 Route 6, Mahopac, New York 10541 (the "Bank"), listed on Schedule A annexed hereto (the "Shareholders") or their legal representatives (the Shareholders and their legal representatives hereinafter referred to as the "Sellers"), and LETCHWORTH INDEPENDENT BANCSHARES CORPORATION, a New York corporation with its principal office located at 50 North Main Street, Castile, New York 14427 (the "Purchaser").

          WHEREAS, each of the Sellers own the number of issued and outstanding shares of common stock of the Bank as set forth on Schedule A; and

          WHEREAS, the Sellers desire to sell and the Purchaser desires to purchase, all of such shares at the price and subject to the terms and conditions set forth herein;

          NOW, THEREFORE, in view of the promises and in consideration of the mutual covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1.  Sale of Shares.  Subject to the terms and conditions contained
              --------------
herein, and on the basis of the representations, warranties, covenants and agreements herein set forth, each of the Sellers agrees to sell, and the Purchaser agrees to purchase and acquire from the Sellers, a total of 1,240 shares of common stock, par value $100.00 per share, of the Bank (the "Shares"), representing 58.35% of the issued and outstanding shares of capital stock of the Bank. The purchase and sale shall take place at a closing (the "Closing") to be held on the date and at the time (the "Closing Date") and at the place established pursuant to Section 3 of this Agreement.

          2.  Consideration.  In consideration of the purchase of the Shares,
              -------------
the Purchaser shall pay the Sellers an aggregate purchase price (the "Purchase Price") equal to Twelve Million Twenty-Eight Thousand and 00/100 Dollars ($12,028,000.00) in United States funds. At the Closing, the Purchaser shall pay to each of the Sellers by the wire transfer of immediately available funds, a portion of the Purchase Price equal to the product of (i) $9,700, and (ii) the number of Shares owned by said Seller as set forth in Schedule "A" of this Agreement.

          3.  Closing.  The Closing Date shall be on the first Friday (or the
              -------
next business day if such day is not a banking business day for banks in New
York) mutually acceptable to the parties hereto following (i) receipt of all governmental and regulatory approvals necessary for the completion of the transfer contemplated by this Agreement; and (ii) the expiration of all required waiting periods, and if at all possible, on or before January 1, 1999. Notwithstanding the foregoing, if the Closing Date is to occur during the month of December,

1998, the Sellers shall have the option of adjourning the Closing until January, 1999. In any event, the delivery of the instruments of assignment and conveyance to be delivered by Sellers, and the delivery of the purchase price by Purchaser (the "Closing") shall take place on the Closing Date at 10:00 a.m. (Eastern Standard Time) at a place or in such manner as is agreed upon by the Sellers and the Purchaser.

          4.  Deliveries by the Sellers.  At the Closing, each of the Sellers
              -------------------------
shall deliver or cause to be delivered to the Purchaser all of such Seller's stock certificates evidencing his, her or its ownership of the Shares being conveyed to the Purchaser pursuant to the terms and conditions of this Agreement, together with fully executed stock powers necessary to convey the Shares to the Purchaser free and clear of any and all liens, security interests, or other encumbrances whatsoever.

          5.  Representations of the Sellers.  Each of the Sellers, severally
              ------------------------------
and not jointly, represents and warrants to the Purchaser as follows:

              (a)  Capitalization. The authorized capital stock of the Bank
                   --------------
consists of 2,125 shares of common stock, par value $100 per share, of which 2,125 shares are validly issued and outstanding, fully paid and non-assessable. Prior to the Closing, Seller shall not take any actions that will authorize the Bank to change the number of authorized shares of capital stock of the Bank and Seller will not vote in favor of the issuance of any options, warrants or any other rights to purchase or acquire shares of common stock of the Bank. To the best of Seller's knowledge, no options, warrants, or other rights to purchase or acquire shares of common stock of the Bank now exist or are outstanding.

              (b)  Authority and Title to Shares. Each of the Sellers has the
                   -----------------------------
legal capacity and authority to enter into and carry out the transactions contemplated by this Agreement and such action has been so authorized. Each of the Sellers are and will be on the Closing Date the owners, free and clear of any mortgage, pledge, lien, charge, security interest, adverse claims, demand and encumbrance whatsoever, of the number of Shares set forth in Schedule "A" of this Agreement, and on the transfer thereof at the Closing, the Purchaser will become the registered owner of such Shares free and clear of any mortgage, pledge, lien, charge, security interest, encumbrances, adverse claims or demands.

              (c)  No Undisclosed Liabilities.  To the best of each Seller's
                   --------------------------
knowledge, the Bank is not subject to any liability, absolute or contingent or anticipated, which in the aggregate is material and is not shown or is in excess of the amount shown or reserved for in its financial statements, and to the best of Seller's knowledge, on the Closing Date, the Bank will not be subject to any such liability, other than liabilities incurred in the ordinary course of business attributable to the period since the date of such statements.

              (d)  Material Changes.  From the date hereof until the Closing,
                   ----------------
the Sellers shall not have taken or admit to take any action which materially adversely affects the business of the Bank or the Shares being transferred hereunder.

          6.  Representations of the Purchaser.  The Purchaser represents and
              --------------------------------
warrants to each of the Sellers as follows:

              (a)  Organization.  The Purchaser is a corporation duly
                   ------------
incorporated and validly existing under the laws of the State of New York.

              (b)  Authority.  Neither the execution and delivery of this
                   ---------
Agreement nor the consummation of the transactions contemplated herein violates, conflicts with or results in, or will violate, conflict with or result in a breach by the Purchaser of, the terms, conditions or provisions, as applicable, of the Purchaser's Certificate of Incorporation or By-laws or of any deed of trust, debt instrument or loan agreement, or any other agreement affecting its assets or operations generally or its undertaking, to which it is a party or by which it is bound.

              (c)  Corporate Action.  All necessary action on the part of the
                   ----------------
Purchaser has been taken by its Board of Directors to authorize and approve the execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, the Purchaser.

              (d)  Investment Intent.  The Purchaser is acquiring the Shares for
                   -----------------
investment purposes and has no intention of reselling or distributing such Shares.

          7.  Covenants of the Sellers.
              ------------------------

              (a) In addition to any other covenants and agreements of the Seller set forth herein, each of the Sellers hereby covenants and agrees that he, she or it will not, for a period of five (5) years from and after the Closing Date, directly or indirectly, whether as owner, principal, agent, consultant, employee, partner, stockholder or any other capacity, directly or indirectly, (i) compete with the Bank within a fifty (50) mile radius of any branch office of the Bank, (ii) solicit or encourage any employee of the Bank to terminate his or her employment relationship with the Bank, or (iii) solicit or encourage any customer of the Bank to terminate its banking relationship with the Bank. In addition, each of the Sellers hereby agrees that from and after the date hereof he, she or it will not make any derogatory remarks regarding the Bank, and, to the extent reasonably practicable, agrees to promote the business and operations of the Bank. The foregoing notwithstanding, the Purchaser hereby acknowledges and agrees that (xx) the provisions of clause (i) above shall not be interpreted to prohibit the law firm of Ryder & Costello from representing financial institutions or from representing clients in business transactions with other financial institutions, or to prohibit Regina C. Morini from continuing in her capacity with Country Bank, including serving on the Board of Directors of Country Bank, and (yy) the foregoing provisions shall not be interpreted to prohibit each of the Sellers from holding investments as a passive investor or stockholder in other financial institutions.

              (b) Each of the Sellers hereby acknowledges and agrees that the scope effect of the covenants contained in Section 7(a) are necessary to protect the goodwill and other proprietary interests being acquired by the Purchaser pursuant to the terms and conditions of this Agreement. Each of the Sellers further acknowledge that a breach of the covenants contained in Section 7(a) will result in irreparable and continuing damage to the Purchaser and the Bank for which there will be no adequate remedy at law; and agrees that in the event of any breach or threatened breach of the aforesaid covenants, the Purchaser and/or the Bank, and their respective successors and assigns, shall be entitled to temporary, preliminary and permanent injunctive relief (without needing to post any bond or other security therefore) in addition to such other and further relief as may be proper.

              (c) Each of the Sellers hereby covenants and agrees that commencing on the date hereof and continuing until the earlier to occur of (i) the consummation of the transactions contemplated by this Agreement and (ii) January 1, 1999, each of the Sellers shall not institute, continue or otherwise entertain or maintain negotiations with any other party with respect to the sale of the Shares.

          8.  Conditions to the Purchaser's Obligations.  The obligations of the
              -----------------------------------------
Purchaser hereunder are, at the option of the Purchaser, subject to the condition that on or before the Closing Date:

              (a)  Sellers' Representations.    The representations and
                   -------------------------
warranties of each of the Sellers contained in this Agreement will have been true and correct in all material respects when made and, in addition, will be true and correct in all material respects at and as of the Closing Date.

              (b)  Action by the Sellers.  Each of the Sellers shall have
                   ----------------------
caused all necessary action, if any, on the part of each such Seller to have been taken to authorize and approve the execution and delivery of this Agreement and the performance by said Seller of his, her or its obligations hereunder.

              (c)  Performance.  All covenants and conditions of or to be
                   -----------
performed or satisfied by all of the Sellers at or before Closing shall have been performed or satisfied in all material respects.

              (d)  Documents.  Each of the Sellers shall have delivered to the
                   ---------
Purchaser all instruments, documents and items required to be delivered to the Purchaser at the Closing, and performed all acts necessary or reasonably required to effectively transfer and assign all of the Shares to the Purchaser with a good and marketable title, free and clear of all liens or encumbrances whatsoever.

              (e)  Due Diligence.  The Purchaser shall have the completed all
                   -------------
of its due diligence regarding the Bank that Purchaser deems reasonably necessary in light of the transactions contemplated hereby, all to the reasonable satisfaction of the Purchaser.

          (f)  Regulatory Approvals.  The Purchaser and the Bank shall have
               --------------------
received all applicable regulatory approvals and consents to consummate the transactions contemplated by this Agreement and all required waiting periods shall have expired.

          (g)  Opinion of the Seller's Counsel.  The Purchaser shall have
               -------------------------------
received an opinion of the Sellers counsel, dated as of the Closing Date, regarding the authority and capacity of each Seller to execute and deliver this Agreement and to perform his, her or its obligations hereunder.

          (h)  Corporate and Shareholder Approval.  The receipt by the Purchaser
               ----------------------------------
of all requisite corporate and shareholder approvals necessary for the consummation of the transactions contemplated by this Agreement.

          (i)  Employment Agreements.  Evidence, satisfactory to the Purchaser
               ---------------------
in its sole discretion, that the employment relationship between the Bank and each of its senior management employees is secure.

          (j)  Resignation as Officer and Directors.  Each of the Sellers that
               ------------------------------------
is an officer and/or director of the Bank shall have resigned as such, effective as of the Closing Date.

     9.   Conditions to the Obligations of the Sellers.  The obligations of
          --------------------------------------------
each of the Sellers hereunder are, at the option of each Seller, subject to the condition that on or before the Closing Date:

          (a)  Purchaser's Representations.  The representations and warranties
               ---------------------------
of the Purchaser contained in this Agreement will have been true and correct in all material respects when made and, in addition, will be true and correct in all material respects at and as of the Closing Date.

          (b)  Payment of Purchase Price.  The Purchaser shall have delivered
               -------------------------
the purchase price to each of the Sellers in accordance with Section 2 above.

     10.  Indemnification.  Commencing on the Closing Date and continuing
          ---------------
for the twelve (12) month period thereafter, each of the Sellers, severally and not jointly, shall indemnify and hold harmless the Purchaser of and from any loss whatsoever arising out of, under or pursuant to any loss suffered by the Purchaser as a result of any breach of representation, warranty or covenant made by said Seller in this Agreement and from all claims, demands, costs and expenses in respect of the foregoing. Each of the Sellers, severally and not jointly, agrees to pay Purchaser forthwith on demand the amount for which said Seller is responsible by reason of the foregoing. This remedy represents the Purchaser's sole remedy against the Sellers other than for a breach of the covenants set forth in Section 7 above.

          11.  Confidentiality.  In the event that the purchase and sale of the
               ---------------
Shares herein provided for is not consummated, the Purchaser agrees that it will not, directly or indirectly, use for its own purposes any information, trade secrets or confidential data relating to the Sellers or the Bank, discovered or acquired by the Purchaser, its representatives or auditors, as a result of the Sellers making available to the Purchaser, its representatives or auditors, any information relating to the Sellers or the Bank. The Purchaser further agrees that it will not disclose, divulge or communicate orally, in writing or otherwise, any such information, trade secrets or confidential data so discovered or acquired to any other person, firm or corporation.

          12.  Finder's Fees.  The Sellers and the Purchaser represent that
               -------------
there is no obligation to pay any commission, finder's fee, or similar charge in connection with the transactions provided for in this Agreement. The Sellers and the Purchaser will indemnify and hold each other harmless from and against any loss, liability, and damage, including expenses, arising out of any claim for any such commission, fee, or charge, so far as any arises by reasons of services alleged to have been rendered to, or at the instance of, such party.

          13.  Expenses.  Each of the parties hereto shall be responsible for
               --------
his, her or its own expenses (including attorney's fees) incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

          14.  Sellers' Representative.
               -----------------------

               (a) Joseph M. Costello shall be and hereby is constituted and appointed as agent and attorney-in-fact (the "Sellers Representative") for and on behalf of each of the Sellers to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in connection with the rights and obligations of the Sellers under this Agreement. Such agency may be changed by the holders of a majority of the Shares owned by the Sellers from time to time upon not less than ten (10) days' prior written notice to the Purchaser. No bond shall be required of the Sellers Representative, and the Sellers Representative shall receive no compensation for his services. Notices or communications to or from the Sellers Representative shall constitute notice to or from each of the Sellers.

               (b) The Sellers Representative shall not be liable for any act done or omitted hereunder as the Sellers Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall severally indemnify the Sellers Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

               (c) A decision, act, consent or instruction of the Sellers Representative shall constitute a decision of all of the Sellers and shall be final, binding and conclusive upon each of the Sellers, and the Purchaser may rely upon any decision, act, consent or instruction of the Sellers Representative as being the decision, act, consent or instruction of each and every such Sellers. The Purchaser is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers Representative.

          15.  Notices.  All notices, requests, demands or other communications
               -------
required or authorized or contemplated to be given under this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered or sent by certified or registered mail, postage prepaid, and addressed as follows:

               (a) If to the Sellers, to the address maintained in the corporate books and records of the Bank,

                         With a copy to:

                         Joseph M. Costello, Esq.
                         Ryder & Costello
                         45 Gleneida Avenue
                         Carmel, New York  10512

               (b)       If to the Purchaser:

                         Letchworth Independent Bancshares Corporation 50 North Main Street
                         Castile, New York  14427
                         Attn:  Mr. James W. Fulmer, President

                         With a copy to:

                         Patrick J. Dalton, Esq.
                         Harris Beach & Wilcox, LLP
                         130 East Main Street
                         Rochester, New York  14604

or to such other address as the respective parties hereto may from time to time designate in writing, prior to the giving of such notice. Any such notice, if hand delivered, shall be effective upon the date of delivery, and if given by certified or registered mail, shall be effective upon the date of sending such notice and such document or writing shall be deemed to be received upon said date of sending.

          16.  Amendments.  Neither this Agreement, nor any term of provisions
               ----------
hereof, may be changed, waived, discharged, or terminated orally, or in any manner other than that by an instrument in writing, signed by all of the parties hereto.

          17.  Entire Agreement.  This Agreement contains the entire
               ----------------
understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

          18.  Specific Performance.  The parties hereto agree that irrevocable
               --------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          19.  Binding Effect; No Assignment.  This Agreement shall be binding
               -----------------------------
upon and inure to the benefit of the respective parties, and their heirs, successors and personal representatives, and assigns, except as otherwise provided herein. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

          20.  Waiver.  Any waiver by either party of any breach of any term or
               ------
condition of this Agreement shall not be deemed a waiver of any other breach, nor shall any failure to enforce any provision of this Agreement operate as a waiver of such provisions or of any other provision, nor constitute nor be deemed a waiver or release of any other parties for anything arising out of, connected with or based upon this Agreement.

          21.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, all of which shall be deemed to be one and the same Agreement, and shall become a binding Agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

          22.  Governing Law.  Except for conflict of law principles, this
               -------------
Agreement shall be construed and enforced in accordance with the laws of the State of New York.

          23.  Public Announcements.  No public announcement regarding this
               --------------------
Agreement or the transactions contemplated hereby shall be made by either party unless such disclosure is made (a) with the mutual consent of the Purchaser and the Sellers Representative, or (b) by advice of counsel to the disclosing party, as required by applicable law or judicial order, and a copy of said disclosure is provided to the other party prior to such disclosure.

          IN WITNESS WHEREOF, the parties hereto or their respective legal representatives have caused this Agreement to be executed and delivered as of the date first above written.


                                    LETCHWORTH INDEPENDENT
                                    BANCSHARES CORPORATION


                                    By:  /s/ James W. Fulmer
                                         --------------------------------------
                                         James W. Fulmer, President


/s/ Dolores C. Carlin               ITF CELESTINE T. COSTELLO
------------------------------
Dolores C. Carlin
                                    By:  /s/ Dolores C. Carlin
                                         --------------------------------------
                                         Dolores C. Carlin, Co-Trustee
ITF CELESTINE T. COSTELLO -
RBC WILL TRUST                      By:  /s/ Joseph M. Costello
                                         --------------------------------------
                                         Joseph M. Costello, Co-Trustee
By: /s/ Dolores C. Carlin
    --------------------------
    Dolores C. Carlin,
    Co-Trustee

                                         /s/ William J. Carlin
                                         --------------------------------------
                                         William J. Carlin

By: /s/ Joseph M. Costello
    --------------------------
    Joseph M. Costello,
    Co-Trustee
                                         /s/ Jean E. Costello
                                         --------------------------------------
DOLORES C. CARLIN IRA, C/O MERRILL       Jean E. Costello
LYNCH PRIVATE INVESTORS

By: /s/ Dolores C. Carlin                /s/ Joseph M. Costello
    --------------------------           --------------------------------------
    Dolores C. Carlin, Trustee           Joseph M. Costello, as Tenant in
                                         Common with Mario Lubic

/s/ Joseph M. Costello                   /s/ Mario Lubic
------------------------------           --------------------------------------
Joseph M. Costello                       Mario Lubic, as Tenant in Common with
                                         Joseph M. Costello

/s/ Lawrence D. Costello                 /s/ Maureen C. Durkin
------------------------------           --------------------------------------
Lawrence D. Costello                     Maureen C. Durkin

/s/ Regina C. Morini                     /s/ Susan Ryder Brassil
------------------------------           --------------------------------------
Regina C. Morini                         Susan Ryder Brassil

/s/ Leslie Smith Lawrence                /s/ Leslie Smith Lawrence
------------------------------           --------------------------------------
Leslie Smith Lawrence                    Leslie Smith Lawrence, as Custodian for
                                         Lisa Rose Lawrence

/s/ Anne Pritchard                       /s/ Jennifer Ryder Raabe
------------------------------           --------------------------------------
Anne Pritchard                           Jennifer Ryder Raabe


/s/ Clayton Ryder, III                   THE RYDER LIVING TRUST, dated
------------------------------
Clayton Ryder, III                       August 6, 1998

/s/ Jeffrey M. Ryder                     By: /s/ Clayton Ryder II
------------------------------               ---------------------------------
Jeffrey M. Ryder                             Clayton Ryder II, Co-Trustee

                                         By: /s/ Joan M. Ryder
                                             ----------------------------------
                                             Joan M. Ryder, Co-Trustee


/s/ Timothy Ryder                        /s/ Jonathan Shadford
------------------------------           --------------------------------------
Timothy Ryder                            Jonathan Shadford

/s/ Stephen R. Shadford                  THE MARGARET R. SHADFORD TRUST
------------------------------
Stephen R. Shadford
                                         By: /s/ EGAP & Company
                                             ----------------------------------
                                             EGAP & Company, Trustee


/s/ Elizabeth Ryder Simones              /s/ Constance Smith
------------------------------           --------------------------------------
Elizabeth Ryder Simones                  Constance R. Smith

                [LETCHWORTH INDEPENDENT BANCSHARES LETTERHEAD]


                                    April 29, 1999


Joseph M. Costello, Esq.
Ryder & Costello
45 Gleneida Avenue
Carmel, New York  10512

          Re:  The Mahopac National Bank
               -------------------------

Dear Mr. Costello:

          Reference is made to that certain Stock Purchase Agreement, dated as of October 31, 1998, by and among certain shareholders (the "Sellers") of The Mahopac National Bank (the "Bank") and Letchworth Independent Bancshares Corporation (the "Purchaser"), pursuant to which, the Purchaser agreed to purchase 1,240 shares of common stock, par value $100 per share, of the Bank from the Sellers. All capitalized terms in this letter shall have the meaning ascribed to them in the Stock Purchase Agreement. The transactions contemplated by the Stock Purchase Agreement were conditioned upon the Purchaser and the Bank having received all applicable regulatory approval and consents. The parties anticipated consummating the transaction on or before June 1, 1999.

          The Purchaser has been informed by the New York Banking Department that it will be unable to act upon the Purchaser's application prior to June 1, 1999. Accordingly, the Purchaser and the Sellers hereby agree to extend the time in which to consummate the transactions contemplated by the Stock Purchase Agreement until the close of business on June 4, 1999. As consideration therefore, the Purchaser hereby agrees that the Bank should declare a dividend (otherwise payable to the Purchaser if the transaction contemplated by the Stock Purchase Agreement were consummated prior to June 1, 1999) in an amount equal to $57.00 per share to the shareholders of record of the Bank on June 1, 1999, payable on June 4, 1999.

          All other terms and conditions of the Stock Purchase Agreement shall remain in full force and effect.

          Please evidence the approval of the Sellers by executing this letter in your capacity as the Sellers Representative in the space provided below. Upon receipt, we will offer the same opportunity to the other shareholders of the Bank.

                                    Sincerely,



                                    James W. Fulmer
                                    President and Chief Executive Officer


AGREED AND ACCEPTED:



/s/Joseph M. Costello, Esq.
---------------------------------
Joseph M. Costello, Esq.,
Sellers Representative

Dated:  April _____, 1999

          The undersigned hereby agree to authorize the Board of Directors of The Mahopac National Bank to declare a dividend in an amount equal to $57.00 per share to all shareholders of record of The Mahopac National Bank as of June 1, 1999, such dividend to be payable on June 4, 1999.


                                    /s/ C. Compton Spain
                                    ------------------------------------------
                                    C. Compton Spain


                                    /s/ Michael H. Spain
                                    ------------------------------------------
                                    Michael H. Spain


                                    /s/ William D. Spain, Jr.
                                    ------------------------------------------
                                    William D. Spain, Jr.